MEMORANDUM OF AGREEMENT

               Wedge-Net Associate Application and Confidentiality

Signing this document, I do agree to the following specific conditions:


1. I shall not share, distribute or in any way divulge any information, ideas, concepts, plans or research being done by this group, to any third party for a period of three years.
2. I shall agree not to develop independently, compete or produce a product or service in direct or indirect competition with the products we may plan to develop or actually develop for a period of three years from this date.
3. I am not employed by, nor do I represent any other agency, group, individual or firm who might benefit from those ideas and concepts we will develop.
4. Should I become employed by another agency, group, individual or firm which might benefit from our ideas or products, I agree not to share such information for a period of three years from this date.
5. I will continue to represent myself, the other associates and the company in a positive and professional manner at all times. I will assist in the promotion, reputation and continued success of the company to the best of my ability. I agree not to participate in any activity which might reflect poorly on our organization or represent the organization in a false or misleading manner.


Full Name  Daniel Guthrie            Signature /s/ Daniel Guthrie
           --------------                      ------------------
Signed with Gregory M. Walters, President present.  Endorsed.

Signature /s/ Gregory M. Walters Dated this 8 day of Dec, 2000.
          ----------------------           --        ---   ---